BlackRock MuniYield Pennsylvania Quality Fund
File No. 811-07136
Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Certificate of Designation Establishing and Fixing the Rights and Preferences of BlackRock MuniYield Pennsylvania Quality Fund’s Series W-7 Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).

A copy of an amendment to the Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period is attached under Sub-Item 77Q1(a).

663892.01-BOSSR01A - MSW